Exhibit (h)(13)

AMENDMENT NO. 9

TO ADMINISTRATIVE SERVICES AGREEMENT

(Thrivent Series Fund, Inc.)

Thrivent Financial for Lutherans (“TFL”) and Thrivent Series Fund, Inc. (the “Corporation”) hereby agree that, with respect to the Administrative Services Agreement dated January 1, 2009, as amended, between TFL and the Corporation (the “Agreement”), the Agreement is amended as follows:

Effective January 1, 2020:

1.	Schedule B is deleted in its entirety and replaced with revised Schedule B attached hereto.

2.	The second sentence of Item 1 of the Agreement is amended to read as follows:

“Services” means all Services necessary to conduct the business operations of the Corporation and each of the Funds, except those certain Services that are provided to the Corporation and each of the Funds pursuant to the following contracts: Investment Advisory Agreement, Custodian Contract and Transfer Agency and Services Agreement.

3.	The first sentence of Item 3 of the Agreement is amended to read as follows:

For receiving Services under this Agreement, whether such Services are provided by TFL, its affiliates or other vendors, the Corporation will pay TFL an annual fee (the “Fee”) equal to (a) 0.017 percent (0.017%) of each Fund’s average daily net assets (the “Variable Portion”), plus (b) a fixed fee of $70,000 per Fund.

Effective April 29, 2020:

4.	The “Mid Cap Growth Portfolio” and the “Mid Cap Value Portfolio” shall each be deemed a “Fund” under the terms of the Agreement. A revised Schedule A is attached hereto.

THRIVENT SERIES FUND, INC.

By	/s/ David S. Royal
David S. Royal
President and Chief Investment Officer

THRIVENT FINANCIAL FOR LUTHERANS

By	/s/ Gerard V. Vaillancourt
Gerard V. Vaillancourt
Vice President and Mutual Funds Chief Financial Officer

Schedule B

Services to each Fund include, but are not necessarily limited to, the following:

1.	Administrative Services.

(a)

Preparation and filing of all material required by the SEC and state regulatory authorities such as registration statements, proxy materials, audited and unaudited financial statements, Form N-SAR filings and other similar documents.

(b)	Preparation and filing of federal and state tax returns;

(c)	Maintenance and retention of all Corporation charter documents and the filing of all documents required to maintain the Corporation’s status as a corporation organized under the laws of Minnesota;

(d)

Arrangement of, and preparation and dissemination of all materials for, meetings of the Corporation’s Board of Directors and committees thereof; preparation and retention of all minutes and other records thereof; and preparation of other reports as requested by the Board of Directors;

(e)	Internal auditing services;

(f)	In-house legal and regulatory compliance services;

(g)

Coordination and handling of accounting, legal and regulatory audits and examinations and preparation or management of the preparation of responses to all inquiries by regulatory agencies, the press and the general public concerning the business and affairs of the Corporation and the Funds, including handling and resolution of any investigations, actions or proceedings initiated against the Corporation by any regulatory authority and responses to subpoenas and tax levies;

(h)	Calculation of dividends and capital gains distributions for each Fund;

(i)

Preparation of each Fund’s performance calculations and responding to surveys conducted by third parties (e.g., Lipper, Morningstar, etc.) and reporting of each Fund’s performance and other portfolio information in response thereto;

(j)	Administration of the Corporation’s Code of Ethics;

(k)

Administration of operating policies of the Corporation and recommendations to the Corporation’s officers and Board of Directors of modifications to such policies to facilitate the protection of shareholders or the market competitiveness of the Corporation and each Fund and, to the extent necessary, to comply with new legal or regulatory requirements;

(l)

Monitoring or arranging for the monitoring of legal, tax, regulatory and industry developments related to the business affairs of the Corporation and communicating such developments to the Corporation’s officers and Board of Directors as they may reasonably request or as TFL believes appropriate; and

(m)

Filing of claims, monitoring of class actions involving portfolio securities, and handling administrative matters in connection with the litigation or settlement of such claims with respect to any Fund.

2.	Portfolio Accounting Services.

(a)	Maintain daily portfolio records for each Fund on a trade-date basis using security trade information obtained by appropriate personnel of TFL or communicated from a subadviser to the Fund;

(b)	On each business day, record the prices of the portfolio positions of each Fund as obtained from a source approved by the Board of Directors;

(c)	Record interest and dividend accrual balances each business day on the portfolio securities of each Fund and calculate and record each Fund’s gross earnings on investments for that day;

(d)

Determine gains and losses on portfolio security sales on a daily basis for each Fund and identify such gains and loses as short-short, short or long-term. Account for periodic distributions of gain to shareholders of each Fund and maintain undistributed gain or loss balances as of each business day; and

(e)	Provide each Fund with portfolio-based reports on the foregoing on a periodic basis as mutually agreed upon between the Board of Directors and TFL.

3.	Expense Accrual.

(a)	On each business day, calculate the amounts of expense accrual for each Fund according to the methodology, rate or dollar amount specified by the Board of Directors;

(b)	Account for expenditures and maintain expense accrual balances for each Fund at a level of accounting detail specified by the Board of Directors;

(c)	Conduct periodic expense accrual reviews for each Fund, comparing actual expenses to accrual amounts, as requested by the Board of Directors; and

(d)	Issue periodic reports for each Fund detailing expense accruals and payments at the times requested by the Board of Directors.

4.	Valuation and Financial Reporting Services.

(a)

Account for purchases, sales, exchanges, transfers, dividend reinvestments and other activity relating to the shares of each Fund as reported by Thrivent Financial Investor Services Inc., the transfer agent to each Fund (the “Transfer Agent”) on a daily basis;

(b)	Provide appropriate personnel of TFL and, where applicable, the subadviser a daily report of cash reserves available for short-term investing;

(c)

Record daily the net investment income (earnings) for each Fund. Account for periodic distributions of earnings to shareholders of each Fund and maintain undistributed net investment income balances as of each business day;

(d)

Maintain a general ledger for each Fund in the form specified by the Board of Directors and produce a set of financial statements for each Fund as requested from time to time by the Board of Directors;

(e)	On each business day of a Fund, determine the Fund’s NAV in accordance with the accounting policies and procedures described in the Fund’s current prospectus;

(f)

On each business day of the Fund, calculate the per share NAV, per share net earnings and other per share amounts reflective of the operations of each Fund on the basis of the number of shares outstanding as reported by the Transfer Agent;

(g)

Issue daily reports detailing such per share information of each Fund to such persons (e.g., Transfer Agent and Thrivent Distributors, LLC, as distributor of the Funds) as directed by the Board of Directors; and

(h)	Issue to the Board of Directors monthly reports that document the adequacy of the accounting detail necessary to support month-end ledger balances for each Fund.

5.	Tax Accounting Services.

(a)	Maintain tax accounting records for the investment portfolio of each Fund necessary to support Internal Revenue Service tax reporting requirements for regulated investment companies (RICs);

(b)	Maintain tax-lot detail for the investment portfolio of each Fund;

(c)	Calculate taxable gains and losses on sales of portfolio securities for each Fund using the tax-cost basis defined for the particular Fund; and

(d)	Issue reports to the Transfer Agent, detailing the taxable components of income and capital gains distributions as necessary to assist the Transfer Agent in issuing reports to shareholders; and

(c)	Provide any other reports relating to tax matters for each Fund as reasonably requested from time to time by the Board of Directors.

Schedule A

1.	Thrivent Aggressive Allocation Portfolio
2.	Thrivent All Cap Portfolio
3.	Thrivent Balanced Income Plus Portfolio
4.	Thrivent Diversified Income Plus Portfolio
5.	Thrivent Global Stock Portfolio
6.	Thrivent Government Bond Portfolio
7.	Thrivent High Yield Portfolio
8.	Thrivent Income Portfolio
9.	Thrivent International Allocation Portfolio
10.	Thrivent Large Cap Growth Portfolio
11.	Thrivent Large Cap Index Portfolio
12.	Thrivent Large Cap Value Portfolio
13.	Thrivent Limited Maturity Bond Portfolio
14.	Thrivent Low Volatility Portfolio
15.	Thrivent Mid Cap Growth Portfolio
16.	Thrivent Mid Cap Index Portfolio
17.	Thrivent Mid Cap Stock Portfolio
18.	Thrivent Mid Cap Value Portfolio
19.	Thrivent Moderate Allocation Portfolio
20.	Thrivent Moderately Aggressive Allocation Portfolio
21.	Thrivent Moderately Conservative Allocation Portfolio
22.	Thrivent Money Market Portfolio
23.	Thrivent Multidimensional Income Portfolio
24.	Thrivent Opportunity Income Plus Portfolio
25.	Thrivent Partner Emerging Markets Equity Portfolio
26.	Thrivent Partner Growth Stock Portfolio
27.	Thrivent Partner Healthcare Portfolio
28.	Thrivent Real Estate Securities Portfolio
29.	Thrivent Small Cap Growth Portfolio
30.	Thrivent Small Cap Index Portfolio
31.	Thrivent Small Cap Stock Portfolio